SUPPLEMENT No. 1 (To Prospectus dated March 27, 2006 and Prospectus Supplement dated March 27, 2007)

Basket Supplement

Performance Securities with Contingent Protection

UBS AG from time to time may offer and sell performance securities with contingent protection (the “Securities”), which may be linked to a single index (the “applicable index”) or to a weighted basket (the “applicable basket”) composed of multiple indices (each index, a “basket index” and together, the “basket indices”). The UBS prospectus supplement, dated March 27, 2007 (the “product supplement”), describes some of the general terms that apply to Securities linked to an applicable index. This supplement no. 1 (referred to herein as the “basket supplement”) supplements the description of the Securities contained in the product supplement to describe some of the general terms that apply to the Securities linked to an applicable basket that have not been described in the product supplement. Securities linked to an applicable basket contain the following additional features:

•	Calculation of a Basket Return based on the weighted return of the applicable basket indices; and

•	Selected additional risk factors.

The specific terms of any Securities that we offer, whether such Securities are linked to an applicable index or basket, including the name of the index or names of the basket indices to which the return on the Securities are linked, the weighting of the basket indices within the applicable basket, if applicable, and the specific manner in which such Securities may be offered, will be described in a free writing prospectus and a pricing supplement to the product supplement and, in the case of Securities linked to an applicable basket, this basket supplement. If there is any inconsistency between the terms described in such free writing prospectus or pricing supplement and those described in this basket supplement, the product supplement or in the accompanying prospectus, the terms described in the free writing prospectus or pricing supplement will be controlling.

To help investors identify appropriate structured investment products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as Performance Strategies for this purpose. For a more detailed description of each of the four categories, please see “Structured Product Categorization” on PS-5 of the product supplement.

See “Additional Risk Factors” beginning on page BS-8 of this basket supplement and “Risk Factors” beginning on page PS-10 of the product supplement for risks related to an investment in the Securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this product supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

UBS Investment Bank	UBS Financial Services Inc.

Prospectus Supplement dated August 28, 2007

ADDITIONAL INFORMATION ABOUT THE PERFORMANCE SECURITIES WITH CONTINGENT PROTECTION

You should read this basket supplement together with the prospectus supplement dated March 27, 2007 and the accompanying propspectus dated March 27, 2006 relating to our Medium Term Notes, Series A, of which the Securities are a part, as well as any free writing prospectus or pricing supplement that we may file with the SEC from time to time relating to your Securities. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement dated March 27, 2007: http://www.sec.gov/Archives/edgar/data/1114446/000089109207001109/e26710_424b2.htm

•	Index supplement dated March 27, 2007: http://www.sec.gov/Archives/edgar/data/1114446/000089109207001105/e26621_424b2.htm

•	Prospectus dated March 27, 2006: http://www.sec.gov/Archives/edgar/data/1114446/000095012306003728/y17280ae424b2.htm

Our Central Index Key, or CIK, on the SEC website is 00011144446.

TABLE OF CONTENTS

Basket Supplement
Basket Supplement Summary	BS-1
Hypothetical Payment Amounts on Your Securities	BS-6
Additional Risk Factors	BS-8
Certain Amended General Terms of the Securities	BS-10

Product Supplement
Product Supplement Summary	PS-1
Hypothetical Payment Amounts on Your Securities	PS-8
Risk Factors	PS-9
Valuation of the Securities	PS-15
General Terms of the Securities	PS-16
Use of Proceeds and Hedging	PS-21
Supplemental U.S. Tax Considerations	PS-22
ERISA Considerations	PS-25
Supplemental Plan of Distribution	PS-26

Index Supplement
Index Supplement Summary	IS-1
Underlying Indices and Underlying Index Publishers	IS-2
Dow Jones Industrial Average® Index	IS-2
Nasdaq-100® Index	IS-4
Russell 2000® Index	IS-5
S&P 500® Index	IS-9
Dow Jones-AIG Commodity IndexSM	IS-12
Rogers International Commodity Index® Excess ReturnSM	IS-19
AMEX Hong Kong 30 Index	IS-26
Dow Jones EURO STOXX 50® Index	IS-30
FTSE/Xinhua China 25 IndexTM	IS-32
Hang Seng China Enterprises Index	IS-36
Korea KOSPI 200 Index	IS-39
MSCI-EAFE® Index	IS-41
MSCI® Emerging Markets IndexSM	IS-41
MSCI Singapore IndexSM	IS-41
MSCI Taiwan IndexSM	IS-42
MSCI Thailand IndexSM	IS-42
Nikkei® 225 Index	IS-47
Swiss Market Index (SMI)®	IS-50

Prospectus
Introduction	3
Cautionary Note Regarding Forward-Looking Information	5
Incorporation of Information About UBS AG	7
Where You Can Find More Information	8
Presentation of Financial Information	9
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	10
Capitalization of UBS	10
UBS	11
Use of Proceeds	13
Description of Debt Securities We May Offer	14
Description of Warrants We May Offer	36
Legal Ownership and Book-Entry Issuance	53
Considerations Relating to Indexed Securities	59
Considerations Relating to Securities Denominated or Payable in or Linked
to a Non-U.S. Dollar Currency	62
U.S. Tax Considerations	65
Tax Considerations Under the Laws of Switzerland	76
ERISA Considerations	78
Plan of Distribution	79
Validity of the Securities	82
Experts	82

Basket Supplement Summary

The general terms of the Securities linked to an applicable basket are described in this basket supplement, together with the product supplement. Terms used in this basket supplement that are not otherwise defined in this basket supplement have the meanings ascribed to them in the product supplement. Prior to the trade date, UBS AG will prepare a separate free writing prospectus that will apply specifically to that offering of Securities and will include the identity and weighting of the basket indices within the applicable basket, as well as any changes to the general terms specified below. On the trade date, UBS AG will prepare a pricing supplement that, in addition to the identity and weighting of the basket indices within the applicable basket and any changes to the general terms specified below, will also include the specific pricing terms for that issuance. Any free writing prospectus and pricing supplement should be read in conjunction with this basket supplement, the product supplement and the accompanying prospectus.

References to “UBS”, “we”, “our” and “us” in this basket supplement refer only to UBS AG and not to its consolidated subsidiaries.

Unless otherwise specified in the free writing prospectus or pricing supplement, the terms of the Securities linked to an applicable basket include the following terms (which supplement or amend certain existing definitions of such terms in the product supplement as they relate to Securities linked to an applicable basket rather than an applicable index):

Applicable basket:

The basket indices composing the applicable basket and the weighting of each basket index in the applicable basket, will be specified in the applicable pricing supplement to this basket supplement. Some of the potential basket indices that may compose the applicable basket are described in an index supplement that may be filed with the Securities Exchange Commission from time to time (the “index supplement”).

Payment at maturity:

The amount you receive at maturity is based on the Basket Return (the value of the basket ending level relative to the value of basket starting level) and, in certain circumstances, on whether the level of the applicable basked has closed below the trigger level on any trading day during the observation period:

	†	I f the Basket Return is positive, you will receive your principal plus an additional payment equal to the Basket Return multiplied by the participation rate:

$10 + ($10 x Basket Return x Participation Rate).

	†	If the Basket Return is zero, you will receive $10, your initial invested principal; a zero return.

†

If the Basket Return is negative and level of the applicable basket never closes below the trigger level on any trading day during the observation period, you will receive your initial invested principal; a zero return.

†

If the Basket Return is negative and the level of the applicable basket closes below the trigger level on any single trading day during the observation period, you will receive your principal amount less the Basket Return of the applicable basket as of the final valuation date:

$10 + ($10 x Basket Return).

Basket Return:

The “Basket Return” is the difference between the closing level of the applicable basket on the final valuation date or dates and the trade date, expressed as a percentage of the closing level of the applicable basket on the trade date, and is given by the following formula:

BS-1

	Basket Return =	basket ending level – basket starting level basket starting level

Basket starting level:	100, unless otherwise specified in the applicable pricing supplement.

Basket ending level:	The closing level of the applicable basket on the final valuation date or dates.

Closing level:

Unless otherwise specified in the applicable pricing supplement, the “closing level” of the applicable basket or the level at which the applicable “basket closed” on any trading day will be calculated as follows:

100 x (1+ (W1 x BIR1) + (W2 x BIR2) +...(Wn x BIRn))

where

“1,2,3..n” subscripts reference a unique basket index composing the applicable basket and “n” equals the number of basket indices in the applicable basket;

“W1,...Wn” is the respective weighting of each basket index in the applicable basket, expressed as a percentage and such that W1 + W2 + ...Wn = 100%; and

“BIR1,...BIRn” is the respective index return for each basket index in the applicable basket, calculated as follows:

	index return =	index closing level – index starting level index starting level where:

the “index starting level” is the closing level of such basket index on the trade date specified in the applicable pricing supplement;

the “index closing level” is the closing level of such basket index on the relevant trading day; and

the “closing level” of a basket index on any trading day will be determined based on the closing level of the applicable basket index or any successor basket index or alternative calculation of the applicable basket index published following the regular official weekday close of the principal trading session of the relevant exchange for the applicable basket index.

Basket constituents:

“Basket constituents” refers to the stocks or futures contracts on physical commodities (the “basket constituent stocks” and the “basket commodities”, respectively) composing the basket indices and, indirectly, the applicable basket.

Amending references in the product supplement:

In addition to the new terms described above applicable to Securities linked to a basket, unless otherwise qualified in this basket supplement, references to the terms in the left hand column of the following table in the product supplement shall be deemed to refer to the terms in the right hand column for the purposes of Securities linked to an applicable basket:

applicable index	basket index

closing level of the index	closing level of the basket index

index constituent stocks	basket constituent stocks

index commodities	basket commodities

index constituents	basket constituents

BS-2

What are the steps to calculate payment at maturity?

Set forth below is an explanation of the steps necessary to calculate the payment at maturity of Securities linked to an applicable basket:

Step 1: Calculate the Index Return for the Basket Indices

For each basket index in the applicable basket, its index return (“BIR”) will be calculated based on the closing level of such basket index on the trade date relative to the final valuation date or dates, as given by the formula:

BIR =	Index closing level - index starting level Index starting level

Where:

the “index starting level” is the closing level of such basket index on the trade date specified in the applicable pricing supplement;

the “index closing level” is the closing level of such basket index on the final valuation date or dates; and

the “closing level” of a basket index on any trading day will be determined based on the closing level of the basket index or any successor basket index or alternative calculation of the applicable basket index published following the regular official weekday close of the principal trading session of the relevant exchange for the basket index.

Step 2: Calculate the Basket Ending Level

Unless otherwise specified in the applicable pricing supplement, the “basket ending level” will be the closing level of the applicable basket on the final valuation date or dates, derived using the weighted average of the index returns of each basket index on the final valuation date or dates, as given by the following formula:

100 x (1+ (W1 x BIR1) + (W2 x BIR2) +... (Wn x BIRn))

Where:

“1,2,3...n” subscripts reference a unique basket index composing the applicable basket and “n” equals the number of basket indices in the applicable basket;

“W1,...Wn” is the respective weighting of each basket index in the applicable basket, expressed as a percentage and such that W1 + W2 + ... Wn = 100%; and

“BIR1,...BIRn” is the respective index return for each basket index in the applicable basket.

Step 3: Calculate the Basket Return

The Basket Return, which may be positive or negative, is the difference between the basket ending level and the basket starting level, expressed as a percentage of the basket starting level, as given by the following formula:

Basket Return =	basket ending level - basket starting level basket starting level

The “basket starting level” is 100, unless otherwise specified in the applicable pricing supplement.

BS-3

Step 4: Calculate the Payment at Maturity

At maturity, you will receive a cash payment per $10 principal amount of the Securities linked to a basket based on the Basket Return and, in certain circumstances, on whether the level of the applicable basket closed below the trigger level on any trading day during the observation period:

†	If the Basket Return is positive, you will receive your principal plus an additional payment equal to the Basket Return multiplied by the participation rate:

$10 + ($10 x Basket Return x Participation Rate).

†	If the Basket Return is zero, you will receive $10, your initial invested principal; a zero return.

†	If the Basket Return is negative and level of the applicable basket never closes below the trigger level on any trading day during the observation period (such level determined according to the same method as Step 1 and 2, but with respect to each trading day during the observation period), you will receive your initial invested principal; a zero return.

†	If the Basket Return is negative and the level of the applicable basket closes below the trigger level on any single trading day during the observation period, you will receive your principal amount less the Basket Return of the applicable basket as of the final valuation date:

$10 + ($10 x Basket Return).

The Securities are not fully principal protected. You will lose some or all of your principal at maturity if the basket level closes below the trigger level on any single trading day during the observation period and the Basket Return as of the final valuation date is negative.

BS-4

Hypothetical examples of how the Securities perform at maturity

The examples below illustrate the payment at maturity for a $10 note on a hypothetical offering of the Securities linked to an applicable basket, with the following assumptions:

Investment term:	5 years
Basket Starting Level:	100
Trigger Level:	50 (50% of the basket starting level)
Participation Rate:	150%
Observation Period:	The period starting on, and including, the trade date and ending on, and including, the final valuation date

Example 1:	The Basket Return is 20% at maturity.

If we assume that the basket ending level is 120, the Basket Return would therefore be 20%. Since the basket return is positive, the payment at maturity per Security will be calculated as follows:

$10 + ($10 x 20% x 150%) = $13.00 per Security.

Example 2:	The Basket Return is -20% and the applicable basket never closed below the trigger level on any day during the observation period.

If we assume that the basket ending level is 80, the Basket Return would therefore be -20%. Since the Basket Return is negative but the applicable basket never closed below the trigger level of 50, your principal is protected and you will receive $10 per Security at maturity.

Example 3:	The Basket Return is -20% and the applicable basket closed below the trigger level on any trading day during the observation period.

If we assume that the basket ending level is 80, the Basket Return would therefore be -20%. Since the Basket Return at maturity is negative and the applicable basket closed below the trigger level on a trading day during the observation period, principal protection is lost and the investor is fully exposed to the decline of the applicable basket. In this example, the final payment is calculated as follows:

$10 + ($10 x -20%) = $10 - $2 = $8 per Security.

If the applicable basket closes below the trigger level on any trading day during the observation period, investors are fully exposed to any decline of the applicable basket and could lose some or all of their principal at maturity.

BS-5

Hypothetical Payment Amounts on Your Securities

The applicable pricing supplement may include hypothetical calculations and tables or charts showing hypothetical examples of the performance of your Securities at maturity and the cash payment that could be delivered for each of your Securities on the stated maturity date, based on a range of hypothetical starting levels and ending levels of the applicable basket and basket indices and on various key assumptions shown in the applicable pricing supplement.

Any table, chart or calculation showing hypothetical payment amounts will be provided for purposes of illustration only. It should not be viewed as an indication or prediction of future investment results. Rather, it is intended merely to illustrate the impact that various hypothetical ending levels of the applicable basket and basket indices on the final valuation date or dates or on any trading day during the observation period could have on your payment at maturity, as calculated in the manner described in the applicable pricing supplement. Such hypothetical table, chart or calculation will be based on closing levels for the applicable basket and basket indices that may not be achieved on the applicable final valuation date or dates or on any trading day during the observation period and on assumptions regarding terms of the Securities that will not be set until the trade date.

As calculated in the applicable pricing supplement, the hypothetical payment amount on your Securities on the stated maturity date may bear little or no relationship to the actual market value of your Securities on that date or at any other time, including any time over the term of the Securities that you might wish to sell your Securities. In addition, you should not view the hypothetical payment amounts as an indication of the possible financial return on an investment in your Securities, since the financial return will be affected by various factors, including taxes, which the hypothetical information does not take into account. Moreover, whatever the financial return on your Securities might be, it may bear little or no relation to--and may be much less than--the financial return that you might achieve were you to invest directly in the stocks or futures contracts on physical commodities comprising the basket indices (the “basket constituent stocks” and the “basket commodities,” respectively, and together, the “basket constituents”) or in the basket indices. The following factors, among others, may cause the financial return on your Securities to differ from the financial return you would receive by investing directly in the basket indices or the basket constituents:

†	the return on such a direct investment would depend solely upon the relative appreciation or depreciation of the basket indices during the term of the Securities, and not on whether the level of the applicable basket has closed below the trigger level on any trading day during the observation period;

†	in the case of direct investment in the basket indices or basket constituent stocks, the return could include substantial dividend payments, which you will not receive as an investor in the Securities;

†	in the case of direct investment in basket constituents, the return could include rights that you will not have as an investor in the Securities; and

†	an investment directly in the basket indices is likely to have tax consequences that are different from an investment in the Securities.

We describe various risk factors that may affect the market value of the Securities, and the unpredictable nature of that market value, under “Additional Risk Factors” beginning on page BS-6 of this basket supplement and “Risk Factors” beginning on page PS-10 of the product supplement.

We cannot predict the closing levels of the applicable basket or, therefore, whether the level of the applicable basket will close below the trigger level on any day trading during the observation period.

BS-6

Hypothetical Payment Amounts on Your Securities

Moreover, the assumptions we make in connection with any hypothetical information in the applicable pricing supplement may not reflect actual events. Consequently, that information may give little or no indication of the payment that will be delivered in respect of your Securities on the stated maturity date, nor should it be viewed as an indication of the financial return on your Securities or of how that return might compare to the financial return if you were to invest directly in the basket indices.

BS-7

Additional Risk Factors

The return on the Securities is linked to the performance of the applicable basket. This section describes the significant risks relating to the Securities that are in addition to those described in the product supplement. We urge you to read the following information about these risks, together with the other information in this basket supplement, the product supplement and the accompanying prospectus, before investing in the Securities.

The applicable basket will be composed of two or more basket indices; a positive return in any basket index may be offset by a negative return in another basket index.

The Securities are linked to the performance of a basket composed of two or more basket indices. The performance of the applicable basket will be based on the aggregate appreciation or depreciation of the levels of the basket indices on the final valuation date(s) relative to the trade date, weighted according to their composition in the basket. A positive return in any basket index may be offset by a negative return in another basket index, resulting in a negative Basket Return. For example, in the case of a basket with three equally weighted basket indices (a 33.33% weighting for each basket index), a 10% return in one basket index would be completely offset by a combination of a -10% and -20% return in the other two basket indices, resulting in a Basket Return of -10%.

The market value of the Securities may be influenced by unpredictable factors.

The market value of your Securities may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Therefore, you may sustain a significant loss if you sell the Securities in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that, generally, the level of the Basket Indices on any day will affect the market value of the Securities more than any other single factor. Other factors that may influence the market value of the Securities include:

†	the volatility of each basket index (i.e., the frequency and magnitude of changes in the level of each basket index);

†	the composition of each basket index and changes to its constituent stocks;

†	the market prices of the basket constituent stocks;

†	the dividend rate paid on basket constituent stocks (while not paid to the holders of the Securities, dividend payments on basket constituent stocks may influence the market price of basket constituent stocks and the level of each basket index, and therefore affect the market value of the Securities);

†	supply and demand for the Securities, including inventory positions with UBS Securities LLC or any other market maker;

†	economic, financial, political, regulatory, judicial or other events that affect the level of the basket, the levels of the basket indices or the market price of the basket constituent stocks or that affect stock markets generally;

†	the exchange rate and the volatility of the exchange rate between the U.S. dollar and each of the currencies upon which the basket constituent stocks are denominated;

†	interest rates in the U.S. market and in each market related to the basket constituent stocks;

†	the time remaining to the maturity of the Securities; and

†	the creditworthiness of UBS.

BS-8

Additional Risk Factors

Historical performance of the basket indices should not be taken as an indication of the future performance of the basket indices during the term of the Securities.

The trading prices of the basket constituent stocks will determine the level of each basket index. The historical performance of each basket index should not be taken as an indication of the future performance of each basket index. As a result, it is impossible to predict whether the level of any basket index will rise or fall. Trading prices of the basket constituent stocks will be influenced by complex and interrelated political, economic, financial and other factors that can affect the market prices of the basket constituent stocks discussed above.

BS-9

Certain Amended General Terms of the Securities

The following is a summary of some general terms of the Securities linked to the performance of a basket of indices, which supplements, and in some cases, amends the descriptions of those terms in the product supplement as described below. General terms of the Securities described in the product supplement that are not specifically supplemented or amended in this section of the basket supplement will continue to apply. The information in this section is qualified in its entirety by the more detailed explanation set for elsewhere in the applicable pricing supplement and in the accompanying prospectus.

Payment at Maturity

At maturity, the Securities linked to the performance of a basket will pay an amount in cash that is based on the return of the applicable basket (the “Basket Return”). The Basket Return will be calculated based on the change in the closing level of the applicable basket on the final valuation date or dates relative to the trade date, expressed as a percentage of the closing level of the applicable basket on the trade date, and is given by the following formula:

Basket Return =	basket ending level - basket starting level basket starting level

Where, the “basket starting level” is 100, unless otherwise specified in the applicable pricing supplement and the “basket ending level” is the closing level of the applicable basket on the final valuation date or dates.

The amount you receive at maturity is based on the value of the basket ending level relative to the value of basket starting level and, in certain circumstances, on whether the level of the applicable basked has closed below the trigger level on any trading day during the observation period:

†	If the Basket Return is positive, you will receive your principal plus an additional payment equal to the Basket Return multiplied by the participation rate:

$10 + ($10 x Basket Return x Participation Rate).

†	If the Basket Return is zero, you will receive $10, your initial invested principal; a zero return.

†	If the Basket Return is negative and level of the applicable basket never closes below the trigger level on any trading day during the observation period, you will receive your initial invested principal; a zero return.

†	If the Basket Return is negative and the level of the applicable basket closes below the trigger level on any single trading day during the observation period, you will receive your principal amount less the Basket Return of the applicable basket as of the final valuation date:

$10 + ($10 x Basket Return).

The applicable pricing supplement will specify the trade date and the final valuation date, as well as the respective terms of each offering of the Securities linked to the performance of the applicable basket, including the identity and weighting of basket indices, the participation rate and the trigger level.

We may issue separate offerings of the Securities linked to an applicable basket that are identical in all respects, except that each individual offering is linked to the performance of a different applicable basket and is subject to the particular terms set forth in the applicable pricing supplement. Each offering of such Securities is a separate and distinct security and you may invest in one or more offerings of these

BS-10

Certain Amended General Terms of the Securities

Securities as set forth in the applicable pricing supplement. The performance of each offering of Securities linked to a basket of indices will depend upon the performance of the applicable basket and, indirectly to the basket indices comprising such basket, to which such offering is linked and will not depend in any way on the performance of any other offering of Securities.

The Securities are not fully principal protected. You will lose some or all of your principal at maturity if the level of the basket closes below the trigger level on any single trading day during the observation period and the basket ending level is less than the basket starting level.

Closing Level

Unless otherwise specified in the applicable pricing supplement, the closing level of the applicable basket or the level at which the applicable basket “closed” on any trading day will be calculated as follows:

100 x (1+ (W1 x BIR1) + (W2 x BIR2) +... (Wn x BIRn))

Where

“1,2,3...n” subscripts reference a unique basket index composing the applicable basket and “n” equals the number of basket indices in the applicable basket;

“W1,...Wn” is the respective weighting of each basket index in the applicable basket, expressed as a percentage and such that W1 + W2 + ... Wn = 100%; and

“BIR1,...BIRn” is the respective index return for each basket index in the applicable basket, calculated as follows:

index return =	index closing level - index starting level index starting level

Where:

the “index starting level” is the closing level of such basket index on the trade date specified in the applicable pricing supplement;

the “index closing level” is the closing level of such basket index on the relevant trading day; and

the “closing level” of a basket index on any trading day will be determined based on the closing level of the basket index or any successor basket index or alternative calculation of the basket index published following the regular official weekday close of the principal trading session of the relevant exchange for the basket index.

Market Disruption Event

The calculation agent will determine whether the level of the applicable basket has closed below the trigger level on any trading day during the observation period and the basket ending level for each offering of the Securities. As described above, the final valuation date or dates may be postponed, and thus the determination of the basket ending level and whether the level of the applicable basket has closed below the trigger level may be postponed, if the calculation agent determines that, on the final valuation date or dates or on a relevant trading day, a market disruption event has occurred or is continuing. If such a postponement occurs, the calculation agent will use the closing level of the basket on the first business day on which no market disruption event has occurred or is continuing. In no event, however, will the determination of the basket closing and ending levels be postponed by more than ten business days.

BS-11

Certain Amended General Terms of the Securities

If the determination of the basket closing and ending levels is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the basket closing and ending levels will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the basket closing and ending levels that would have prevailed in the absence of the market disruption event. Any of the following will be a market disruption event, in each case as determined by the calculation agent in its sole discretion:

†	a termination, suspension, absence or material limitation of trading in a material number of basket constituents for more than two hours or during the one-half hour before the close of trading in the applicable market or markets;

†	a termination, suspension, absence or material limitation of trading in option or futures contracts relating to one or more basket indices or to a material number of basket constituent stocks in the primary market or markets for those contracts for more than two hours of trading or during the one-half hour before the close of trading in such market;

†	a termination, suspension, absence or material limitation of trading in any futures contract included in a basket index; a change in the settlement price of any futures contract included in a basket index by an amount equal to the maximum permitted price change from the previous day’s settlement price;

†	the settlement price is not published for any individual futures contract included in a basket index; one or more of the basket indices are not published; or

†	or in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to your Securities that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging”.

The following events will not be market disruption events:

†	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the applicable market or markets; and

†	a decision to permanently discontinue trading in the option or futures contracts relating to one or more of the basket indices, in any basket constituent stocks or basket commodities, or in any futures contract on such basket indices.

For this purpose, an “absence of trading” in the primary securities market or markets on which option or futures contracts related to any basket index or any basket constituent stocks are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation

If any index sponsor discontinues publication of any basket index and the index sponsor or any other person or entity publishes a substitute index that the calculation agent determines is comparable to that basket index and approves the substitute index as a successor index, then the calculation agent will determine the closing levels of that basket index, the return for that basket index, and in turn, the basket closing levels, basket return, basket ending level and the amount payable at maturity by reference to such successor index.

If the calculation agent determines that the publication of one or more of the basket indices is discontinued and that there is no successor index on any date when the level of a particular basket index is required to be determined, the calculation agent will instead make the necessary determination by

BS-12

Certain Amended General Terms of the Securities

reference to a group of stocks, physical commodities, exchange-traded futures contracts on physical commodities or another index or indices, as applicable, and will apply a computation methodology that the calculation agent determines will as closely as reasonably possible replicate that particular index.

If the calculation agent determines that any basket constituents or the method of calculating any basket index have been changed at any time in any respect--including any addition, deletion or substitution and any reweighting or rebalancing of the constituents or of the futures contracts on that basket index, as applicable, and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the basket constituent stocks or their issuers or the basket commodities, as applicable, or is due to any other reason--that causes the basket index not to fairly represent the value of that index had such changes not been made or that otherwise affects the calculation of the closing levels of that basket index, basket return, basket ending level or the amount payable at maturity, then the calculation agent may make adjustments in this method of calculating that basket index that it believes are appropriate to ensure that the return on the basket index used to determine the amount payable on the maturity date is equitable. All determinations and adjustments to be made by the calculation agent with respect to the closing levels of the basket index, basket return, basket ending level and the amount payable at maturity or otherwise relating to the level of the basket may be made by the calculation agent in its sole discretion.

Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Securities without notice. The calculation agent will make all determinations regarding the value of the Securities at maturity, market disruption events, business days, the default amount, whether the applicable basket has closed below the trigger level, the basket return, the basket ending level and the amount payable in respect of your Securities. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

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